Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SEC. 1350

In connection with the filing by Senior Housing Properties Trust (the “Company”) of the Quarterly Report on Form 10-Q for the period ended September 30, 2018 (the “Report”), each of the undersigned hereby certifies, to the best of his or her knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Adam D. Portnoy	/s/ Jennifer F. (Francis) Mintzer
Adam D. Portnoy	Jennifer F. (Francis) Mintzer
Managing Trustee	President and Chief Operating Officer

/s/ Jennifer B. Clark	/s/ Richard W. Siedel, Jr.
Jennifer B. Clark	Richard W. Siedel, Jr.
Managing Trustee	Chief Financial Officer and Treasurer

Date: November 6, 2018